Exhibit 4.2

SUBSCRIPTION AGENT AGREEMENT

Dated as of January 27, 2010

American Stock Transfer & Trust Company, LLC
59 Maiden Lane
New York, New York 10038

Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, PGT, Inc., a Delaware corporation (the Company), hereby confirms its arrangements with you as follows:

1.	Rights Offering

(a)
The Company is distributing to each holder of record (“Eligible Holder”) as of the close of business on February 8, 2010 (the “Record Date”), of its outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), one non-transferable subscription right (a “Right”) for every 1.75 shares of the Company’s Common Stock owned as of the Record Date (or .571428547 of a Right for each share of the Company’s Common Stock owned as of the Record Date).  Each whole Right entitles an Eligible Holder to subscribe for and purchase one share of the Company’s Common Stock (each, a “Share”) at a subscription price of $1.50 per share (the “Subscription Price”), payable by cashier’s or certified check or by wire transfer of immediately available funds, upon the terms and conditions set forth in the Prospectus (as defined below) (the “Rights Offering”).  The term “subscribed” shall mean submitted for purchase from the Company by a stockholder in accordance with the terms of the Rights Offering, and the term “subscription” shall mean any such submission. The Rights Offering will expire at 5:00 p.m., Eastern Time, on March 12, 2010 (the “Expiration Time”), unless the Company extends the period of time for which the Rights Offering is open, in which event the term “Expiration Time” shall mean the latest time and date at which the Rights Offering, as so extended by the Company from time to time, shall expire.

(b)   The Company filed a Registration Statement relating to the Rights Offering with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on December 24, 2009. The Company filed amendments to the Registration Statement with the SEC on January 29, 2010, and February 8, 2010.  The terms of the Rights Offering are more fully described in the Prospectus (the “Prospectus”) forming part of the Registration Statement as such Registration Statement may be declared effective, and the accompanying Instructions for Use of PGT, Inc. Subscription Rights Certificates (the “Instructions for Use”).  All terms used and not defined herein shall have the same meaning as in the Prospectus.  Promptly after the Record Date, the Company will provide you with a list of holders of the Company’s Common Stock as of the Record Date.

(c)   The Rights are evidenced by non-transferable subscription rights certificates (the “Subscription Rights Certificates”). Each Eligible Holder of Rights who exercises in full his Rights to subscribe for Shares that can be subscribed for with the Rights evidenced by such Subscription Rights Certificates (the “Basic Subscription Privilege”) will, to the extent that other Eligible Holders elect not to exercise all of their respective Rights in the Basic Subscription Privilege, be permitted to subscribe for additional shares of Common Stock at the Subscription Price up to an amount equal to the number of Shares such Eligible Holder subscribed for under his Basic Subscription Privilege (the “Over-Subscription Privilege”).  Fractional Rights will be rounded down to the nearest whole number. No fractional Shares shall be issued.

2.
Appointment of Subscription Agent – You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.
Delivery of Documents - As soon as is reasonably practical, you shall mail or cause to be mailed to each Eligible Holder at the close of business on the Record Date (a) a Subscription Rights Certificate evidencing the Rights to which such Eligible Holder is entitled, (b) a Prospectus, (c) an Instruction for Use of PGT, Inc. Subscription Rights Certificates, (d) a Letter to Stockholders Who Are Record Holders, and (e) a return envelope addressed to you. Prior to mailing, the Company will provide you with blank Subscription Rights Certificates which you will prepare and issue in the name of each Eligible Holders and for the number of Rights to which each such Eligible Holder is entitled.  The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Subscription Rights Certificates.

4.	Subscription Procedure -

(a)   Upon your receipt prior to the Expiration Time (by mail or delivery), as Subscription Agent, of (ii) any Subscription Rights Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Rights Certificate, and (ii) payment in full of the Subscription Price in U.S. funds by cashier’s or certified check (without deduction for bank service charges or otherwise) payable to the order of American Stock Transfer & Trust Company or by wire transfer of immediately available funds to the subscription account maintained by you for use in the Rights Offering, you shall as soon as practicable after the Expiration Time, but after performing the procedures described in subparagraphs (b) and (c) below, mail to the subscriber’s registered address on the books of the Company certificates representing the Shares underlying each Right duly subscribed for (pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege) (or credit by book-entry transfer the Depository Trust Company’s nominee position, or other applicable nominee position, with the Shares duly subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege) and furnish a list of all such information to the Company.

(b)   As soon as practicable after the Expiration Time, but in any event not later than the third business day following the Expiration Time, you shall calculate the number of Shares to which each subscriber is entitled pursuant to the Over-Subscription Privilege. The Over-Subscription Privilege may be exercised only by Eligible Holders who have subscribed for and purchased all of the Shares for which they are entitled to subscribe pursuant to the Basic Subscription Privilege and only up to the number of Shares for which such Eligible Holders subscribed under their respective Basic Subscription Privilege.  The Shares available for subscription under the Over-Subscription Privilege will be those that have not been subscribed and paid for pursuant to the Basic Subscription Privilege (collectively, the “Remaining Shares”).  If there are sufficient Remaining Shares to satisfy all additional subscriptions by Eligible Holders exercising their respective rights under the Over-Subscription Privilege, each such Eligible Holder shall be allotted the number of Remaining Shares for which he subscribed (up to the number of Shares for which such Eligible Holder subscribed under his Basic Subscription Privilege).  If the aggregate number of Shares subscribed for under the Over-Subscription Privilege exceeds the number of Remaining Shares, the number of Remaining Shares allotted to each participant in the Over-Subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of Remaining Shares by a fraction of which the numerator is the number of Shares subscribed for by that participant under the Over-Subscription Privilege and the denominator is the aggregate number of Shares subscribed for by all participants under the Over-Subscription Privilege. Any fractional Share to which participants exercising rights under the Over-Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded down to the next whole Share.

(c)   Upon calculating the number of Remaining Shares to which each subscriber is entitled pursuant to the Over-Subscription Privilege and the amount overpaid, if any, by each subscriber, you shall, as soon as practicable, furnish a list of all such information to the Company.

(d)   Upon calculating the number of Remaining Shares to which each subscriber is entitled pursuant to the Over-Subscription Privilege and assuming payment for such Shares has been delivered, you shall, as contemplated in subparagraph (a) above, mail certificates representing such Shares which each such subscriber has been allotted (or credit by book-entry transfer the Depository Trust Company’s nominee position, or other applicable nominee position, with the Shares duly subscribed for).  If a lesser number of Remaining Shares is allotted to a subscriber under the Over-Subscription Privilege than that for which such subscriber has tendered payment, you shall remit the difference to such subscriber without interest or deduction at the same time as certificates representing the Shares allotted pursuant to the Over-Subscription Privilege are mailed (or book-entry accounts are credited).

(e)   Funds received by you pursuant to the Basic Subscription Privilege and the Over- Subscription Privilege shall be held by you in a segregated account.  Promptly after expiration of the Rights Offering and after all pro rata allocations and adjustments have been completed and confirmed by the Company, you shall remit to the Company all funds received in payment of the Subscription Price for all Shares sold in the Rights Offering and you shall refund payments to subscribers for Shares subscribed for but not allocated (if any).

5.
No Sale or Transfer of Rights – Rights may not be sold or otherwise transferred.  Rights will, however, be transferable by operation of law.  Upon expiration of the Rights Offering, all unexercised Rights will automatically expire.

6.
Defective Exercise of Rights; Lost Subscription Certificates - The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. In the event you determine that any Subscription Rights Certificate does not appear to you to have been properly completed or executed, or if the Subscription Rights Certificates do not appear to you to be in proper form for subscription, or any other irregularity in connection with the subscription appears to you to exist, you will follow, when possible, your regular procedures to attempt to cause such defect or irregularity to be corrected.  However, unless requested to do so by the Company, you shall not be under any duty to give notification to Eligible Holders of Subscription Rights Certificates of any defects or irregularities in subscriptions.  Subscriptions will not be deemed to have been made until all such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Subscription Rights Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Rights Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing Common Stock you use in your capacity as transfer agent for the Company’s Common Stock.

7.
Delivery - You shall deliver to the Company the exercised Subscription Rights Certificates in accordance with written directions received from the Company.  Promptly after expiration of the Rights Offering and after all pro rata allocations and adjustments have been completed and confirmed by the Company, you shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the Shares for which they subscribed (or you shall credit the appropriate account by book-entry transfer) as instructed on the reverse side of the Subscription Rights Certificates.

8.
Reports - You shall notify the Company by telephone before the close of business on each business day during the period commencing 5 business days after the mailing of the Rights and ending at the Expiration Time (a ”Daily Notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised and the day covered by such Daily Notice, (ii) the number of Shares thereby subscribed for on the day covered by such Daily Notice, (iii) the amount of funds received thereby on the day covered by such Daily Notice, (iv) the number of Rights for which defective exercises have been received and the day covered by such Daily Notice, and (v) the cumulative total of the information set forth in clauses (i) through (iv) above; provided that on the date on which the Expiration Time occurs, such notice shall be given to the Company more frequently than daily.  At or before 5:00 p.m., Eastern Time, on the first NASDAQ National Market trading day following the Expiration Time, you shall certify in writing to the Company the cumulative total through the Expiration Time of all the information set forth in clauses (i) through (iv) above.  You shall also maintain and update a listing of Eligible Holders who have fully or partially exercised their Rights and Eligible Holders who have not exercised their Rights.  You shall provide the Company or its designees with such information compiled by you pursuant to this Paragraph 8 as any of them shall request.

9.
Future Instructions – With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Jeffrey Jackson	Executive Vice President and CFO
Mario Ferrucci	Vice President and General Counsel

10.
Payment  of Expenses - The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount of $10,000. The Company will pay an additional fee equal to one-third of the Subscription Agent fee for each extension of the Offering.

Fees will be paid by:

Name:	PGT Industries, Inc.
Attention:	Brad West
Address:	1070 Technology Drive
Address:	Nokomis, FL 34275
Facsimile:	(941) 486-8634
Phone:	(941) 486-0100 x22038
Email:	BWest@PGTIndustries.com

11.
Indemnification - The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder.

12.
Notices -  Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows:

(a)   If to the Company, to:

PGT, Inc.
1070 Technology Drive
Nokomis, FL 34275
Attention:  Mario Ferrucci
Telephone: (941) 480-2700
Facsimile: (941) 480-8634

(b)  If to you, to:

American Stock Transfer & Trust Company, LLC
59 Maiden Lane
New York, N.Y. 10038
Attention: George Karfunkel
Telephone: (718) 921-8200

Telecopy: (718) 236-4588

13.	Governing Law - This agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

14.	Counterparts - This agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

By:	/s/ Mario Ferrucci III
Name: Mario Ferrucci III
Title: Vice President, General Counsel, and Secretary

Agreed & Accepted:
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Isaac Freilich

Name:	Isaac Freilich

Title:	Vice President